TECHNICAL REPORT

   DENAIN MINERAL PROPERTY

Abitibi region, Northwestern Quebec

  NTS 31N/14

    Prepared for:

Ressources Autanabi Inc.

and

Enviro-Tech Ltd.

MRB & Associates

                    Martin Bourgoin, P.Geo.

1020 4th avenue Val d’Or QC J9P 1J7                                  September 27th 2006

Tel: (819) 874- 8768

Fax: (819) 874-8771

TABLE OF CONTENTS

SUMMARY

3

INTRODUCTION AND TERMS OF REFERENCE

4

RELIANCE ON OTHER EXPERTS

4

PROPERTY DESCRIPTION AND LOCATION

4

ACCESSIBILITY CLIMATE, LOCAL RESOURCES AND INFRASTRUCTURE

9

HISTORY

9

GEOLOGICAL SETTING

15

DEPOSIT TYPES AND MINERALIZATION

16

DRILLING

18

SAMPLING AND DATA VERIFICATION

19

MINERAL PROCESSING AND METALLURGICAL TESTING

20

MINERAL RESOURCE AND MINERAL RESERVE ESTIMATES

20

PARAMETERS USED IN THE DENAIN STUDY

21

RESULTS OF THE STUDY .

22

INTERPRETATION AND CONCLUSION

22

RECOMMENDATIONS

23

BUDGET

24

REFERENCES

25

AUTHOR’S CERTIFICATE OF QUALIFICATION

26

LIST OF FIGURES

FIGURE 1. DENAIN PROPERTY REGIONAL LOCATION MAP

6

FIGURE 2  DENAIN PROPERTY CLAIM MAP

7

FIGURE 3. DRILLING OF PILOT HOLES ON THE MAIN ZONE

14

FIGURE 4. MAIN ZONE: GOLD BEARING OXYDE FACIES IRON FORMATION

17

FIGURE 5. 3D IMAGE OF DENAIN PROJECT

19

LIST OF TABLES

TABLE 1. DENAIN CLAIMS

8

TABLE 2. PREVIOUS WORK - DENAIN PROPERTY

11

TABLE 3. BEST DRILLING INTERSECTIONS – MAIN GOLD ZONE 1996

13

TABLE 4. 2005 DENAIN SURFACE DRILLING PROGRAM

15

TABLE 5. COPPER VALUES FROM THE DENAIN PROPERTY

18

TABLE 6.  MINERAL RESOURCES – DENAIN PROJECT

22

LIST OF MAPS

MAP 1. DENAIN PROPERTY COMPILATION MAP

MAP 2. DENAIN TYPICAL GEOLOGICAL CROSS SECTION

MAP 3. DENAIN LONGITUDINAL SECTION – MAIN ZONE

LIST OF APPENDIX

APPENDIX A – DENAIN METALLURGICAL REPORT

SUMMARY

At the request of Ressources Autanabi and Enriro-tech Inc., the following technical report has been prepared by MRB & Associates, an independent geological and mining consultant firm located in Val d’Or, Quebec. The objective of the report is to prepare an accurate evaluation of the recently acquired Denain mineral property.

The Denain property is located within the Abitibi greenstone belt in Northwestern Quebec and has been explored by previous operators for both gold and copper mineralization. The property was recently the object of an option agreement whereby Ressources Autanabi Inc. (Autanabi) signed an option agreement on August 23rd 2006 to acquire the 85% interest held by Rocmec Mining Inc. (Rocmec) and Enviro-tech Ltd. (Enviro) signed an option agreement on July 31 2006 to acquire the 15% interest held by Texas T Minerals Inc.. It is to be noted that Rocmec Mining Inc was formerly known as Mirabel Resources which was the name that the company was operating under while actively working the Denain property. The name Rocmec was used throughout this report to prevent confusion.

The property is readily accessible from an all-weather road and is located 12 km east of the past-producing Chimo gold mine which operated for nearly 15 years and produced in excess of 345 000 ounces of gold from a deposit which is located along the same Iron formation. The property covers several gold and copper showings in felsic volcanic stratigraphy that is favorable for the occurrence of structurally-controlled gold-copper deposits.

Gold mineralization on the property was found in association with a narrow, oxyde facies iron formation which was exposed on surface for 200 meters (Main Zone). Surace drilling work carried out on this zone over the years has yielded high grade gold intersections over narrow widths and are discussed later in the report. Surface grab sampling work of the exposed segment of the Main Zone, have also yielded high grade gold values over narrow widths.

Rocmec Mining Inc. was the last exploration company to conduct any work on the Denain property (2003 to 2005). Rocmec acquired the property in July 2003 with the intention to extract gold from the Main Zone on surface using the thermal fragmentation extraction method. Rocmec also completed limited surface diamond drilling work through 16 holes. Twelve holes were dedicated to the Main Zone, three holes to the North Zone, and one hole to the South Zone. The results of this work are discussed further in the report. In all there has been a total of  75 surface diamond drill holes drilled by previous operators on the property for a total of 7 805 m.

In the opinion of the author, the Denain property still holds excellent potential for the discovery of additional gold and copper mineralization. Future exploration efforts should be focussed on the Main Zone and its possible subsidiary structures such as the South Zone which has only been drill tested through one hole.

Furthermore, there are several copper showings on the property that have only been partially tested and that, in light of the recent increase in copper prices (3.40 $Us/lb at the time of writing of this report), should be further explored.

INTRODUCTION AND TERMS OF REFERENCE

MRB & Associates, a Val-d’Or based mining and exploration consulting group, was retained by Ressources Autanabi and Enviro-Tech Ltd., to prepare an independent technical report on their recently acquired Denain mineral property located in Northwestern Quebec.

The purpose of this report is to produce an independent evaluation of the property. This report, which was prepared in accordance with National Instrument 43-101 is based on a review of geological data and reports obtained from previous owners and also from government files data (Sigeom).  The author has been working as a geological consultant in the Val-d’Or mining camp since August 1999, and has supervised all exploration activities conducted on the Denain property by the previous operator, Rocmec Mining Inc. The author has visited the property several times, the last visit dates back to July 2005.

RELIANCE ON OTHER EXPERTS

This report, which has been prepared in accordance to National Instrument 43-101, has been based on data, reports and other information made available to MRB & Associates by the management of Rocmec Mining Inc. (former project operator). on behalf of Ressources Autanabi Inc. and Enviro-Tech Ltd. and it is believed, to the best of our knowledge, that the information contained herein is accurate and reliable. The opinions stated hereof are given in good faith.

The author believes that the basic assumptions are factual and correct and the interpretation work to be reliable although some of the information used predates NI 43-101. All diamond drilling work conducted since 2004 was done under the supervision of the author, for Rocmec Mining Inc. using 43-101 compliant quality control analytical procedures.

All previous work programs on the property have been undertaken by experienced exploration personnel and the referenced reports cited herein have been written by qualified professionals.

PROPERTY DESCRIPTION AND LOCATION

The Denain property is located in the Denain township, SNRC 31 N/14; UTM coordinates 5 316 000mN, 340 000mE (Nad 83 Zone 18), on the southern shore of Matchi Manitou Lake. The property consists of 23 contiguous mining claims for a total of 368 ha. It is to be noted that Rocmec has made application with the MRNF to convert two of the claims into a mining lease. At the time of writing of this report, Rocmec’s application was still pending. For this reason, the claims are listed as suspended.

The property is readily accessible from an all-weather road and is located near the past-producing Chimo gold mine. The property covers several gold and copper showings in felsic volcanic stratigraphy that are favorable for the occurrence of structurally-controlled gold-copper deposits.

Figure 1. Denain Property Regional Location Map

Figure 2.  Denain Property Claim Map

TYPE	Claim N°	RENEWAL PERIOD	WORK CREDITS	$ RENT	WORK REQUIRED	AREA (Ha)	STATUS	EXPIRATION DATE	REGISTERED OWNER
CL	3738751	July-24-2005	175 751,25 $	24 $	1 000 $	16,00	SUSPENDED	September-22-2005	(18478) Ressources Mirabel Inc 100pct

CL	5144390	April-14-2007	- $	24 $	750$	16,00	ACTIVE	June-13-2007	(18478) Ressources Mirabel Inc 85pct (21038) Texas T Minerals Inc 15pct
CL	5144391	April-14-2007	- $	24 $	750 $	16,00	ACTIVE	June-13-2007	(18478) Ressources Mirabel Inc 85pct (21038) Texas T Minerals Inc 15pct
CL	5144392	April-14-2007	- $	24 $	750$	16,00	ACTIVE	June-13-2007	(18478) Ressources Mirabel Inc 85pct (21038) Texas T Minerals Inc 15pct
CL	5144393	April-14-2007	329,58 $	24 $	750$	16,00	ACTIVE	June-13-2007	(18478) Ressources Mirabel Inc 85pct (21038) Texas T Minerals Inc 15pct
CL	5144394	April-14-2007	1 070,80 $	24 $	750$	16,00	ACTIVE	June-13-2007	(18478) Ressources Mirabel Inc 85pct (21038) Texas T Minerals Inc 15pct
CL	5144395	April-14-2007	- $	24 $	750$	16,00	ACTIVE	June-13-2007	(18478) Ressources Mirabel Inc 85pct (21038) Texas T Minerals Inc 15pct
CL	5144396	April-14-2007	- $	24 $	750$	16,00	ACTIVE	June-13-2007	(18478) Ressources Mirabel Inc 85pct (21038) Texas T Minerals Inc 15pct
CL	5144397	April-14-2007	7 552,41 $	24 $	750$	16,00	ACTIVE	June-13-2007	(18478) Ressources Mirabel Inc 85pct (21038) Texas T Minerals Inc 15pct
CL	5144398	April-14-2007	329,59 $	24 $	750$	16,00	ACTIVE	June-13-2007	(18478) Ressources Mirabel Inc 85pct (21038) Texas T Minerals Inc 15pct
CL	5144399	April-14-2007	- $	24 $	750$	16,00	ACTIVE	June-13-2007	(18478) Ressources Mirabel Inc 85pct (21038) Texas T Minerals Inc 15pct
10 claims				240 $	7 500 $

CL	5074707	March-12-08	203 957,64 $	24 $	1 000 $	16,00	SUSPENDED	May-11-2008	(18478) Ressources Mirabel Inc 100pct

Claims in transfer from Lavallée to Rocmec
CDC	5272466	March-04-08	- $	24 $	500 $	16,00	ACTIVE	May-3-2008	Being Transferred to Rocmec
CDC	5272467	March-04-08	- $	24 $	500 $	16,00	ACTIVE	May-3-2008	Being Transferred to Rocmec
CDC	5272468	March-04-08	- $	24 $	500 $	16,00	ACTIVE	May-3-2008	Being Transferred to Rocmec
CDC	5272469	March-04-08	- $	24 $	500 $	16,00	ACTIVE	May-3-2008	Being Transferred to Rocmec
CDC	5272470	March-04-08	- $	24 $	500 $	16,00	ACTIVE	May-3-2008	Being Transferred to Rocmec
CDC	5272471	March-04-08	- $	24 $	500 $	16,00	ACTIVE	May-3-2008	Being Transferred to Rocmec
CDC	5272473	March-04-08	- $	24 $	500 $	16,00	ACTIVE	May-3-2008	Being Transferred to Rocmec
CDC	5272823	June-30-08	- $	24 $	500 $	16,00	ACTIVE	August-29-2008	Being Transferred to Rocmec
CDC	5272824	June-30-08	- $	24 $	500 $	16,00	ACTIVE	August-29-2008	Being Transferred to Rocmec
CDC	5272825	June-30-08	- $	24 $	500 $	16,00	ACTIVE	August-29-2008	Being Transferred to Rocmec
CDC	5272826	June-30-08	- $	24 $	500 $	16,00	ACTIVE	August-29-2008	Being Transferred to Rocmec

Table 1: Denain Claims

______________________________________________________________________________________________

ACCESSIBILITY CLIMATE, LOCAL RESOURCES AND INFRASTRUCTURE

Situated approximately 60 kilometers east of the city of Val-d’Or in northwestern Quebec, the Denain Project is located near the southeast margin of the prolific Abitibi Greenstone Belt.

The property is readily accessible from an all-weather road and is located 12 km east of the past-producing Chimo gold mine which operated for nearly 15 years and produced in excess of 345 000 ounces of gold. The property covers several gold and copper showings in felsic volcanic stratigraphy that is favorable for the occurrence of structurally-controlled gold-copper deposits.

After having acquired the property in July 2003, the last project operator, Rocmec Mining Inc., completed rehabilitation work to the secondary access road, and the Main Gold Zone can now be reached by conventional vehicles.

The property is characterized by rolling outcrop and sand-gravel laden hills. It is largely devoid of the swampy terrain which is typical of the flatter portions of the Abitibi. The low lying areas are largely underlain by sandy to silty glacial cover. This terrain is ideal with regard to future exploration activities involving heavy equipment, which could be carried out year round, if required.

Although no lakes or major streams are found on the property, water is abundant and readily available from a small lake which lies off the western boundary, from a large lake (Matchi Manitou) which lies on the eastern boundary, or from a large stream southeast flowing stream which cuts through its southwest corner.

The property has not been legally surveyed but its boundaries are defined by UTM coordinates.

HISTORY

The earliest documented exploration work in Denain Township by mining exploration companies’ dates back to the mid 1950’s, and since that time some 77 holes totalling approximately 25,000 feet have been drilled on the property.  Prospectors found the first copper and gold showings in the area in the 1930’s working along the sores of Lake Matchi-Manitou but it was not until an aeromagnetic survey was flown over the area by the Geological Survey of Canada in 1948, that the area received the serious attention of prospectors and mining companies.  The North and Main Gold Zones as well as the South Copper Zone were found by prospectors working for Burrex Mines Ltd., Americ Mines Ltd., Harrison Minerals Ltd and Alsab Mines Ltd and these companies carried out some of the initial diamond drilling and survey work on the property.  The South Copper Zone seems to have been the top priority target at that time, but no economic reserves were defined.  Further details are provided in Table 1.

There is little documented exploration work on the property through the 1960’s and 70’s except for some regional mapping by the Quebec Dept. of Natural Resources (M. Germain, 1972).  In 1980, the property was acquired by Lynx Canada Exploration who carried out an integrated exploration program until 1983 focussed on the gold potential of the property cam under the control of Venpar Resources Ltd. except for the five claims to the west, now owned by Mined Vauquelin Ltee.  Venpar carried out a detailed evaluation of the Main Gold Zone in 1984, including extraction of a 553 ton bulk sample but apparently poor blasting control resulted in excessive dilution of the vein material as the recovered grades were only 0.07 oz Au/ton compared to sampling grades in excess of 0.40 oz Au/ton.

Year	Company	Work Done/Significant Results
1955-56	Burrex Mines Ltd	Prospecting, Mapping, Trenching S.P. survey, Found Cu showings.
1956-57	Americ Mines Ltd	Prospecting, EM, Mag surveys.
1956-59	Harrison Minerals Ltd	Diamond drilling 13 holes, 5031 ft, tested South Copper Zone, Found gold zone.
1959-61	Alsab Mines Ltd	Mapping, Mag, S.P. surveys, Trenching, 16 holes/5613 ft Tested S. Copper zone at depth both gold zones and new S.P. anomalies.
1964	Chimo Gold Mines	Mapping, Mag, diamond drilling, 2 holes/?ft. Intersected barren iron formation.
1973	UMEX	EM survey on S. Copper zone, negative results.
1980-83	Lynx Canada	Mag, VLF-EM, mapping, compilation.
1980-83	(Lynx-Spartan-Americ J.V.)	Stripping, humus geochem (test lines), diamond drilling 25 holes/6489 ft, Mainly focussed on Main Gold Zone.
Year	Company	Work Done/Significant Results
1983-85	Venpar Resources Inc.

Stripping, channel sampling, bulk sampling of Main Gold Zone.  Extracted 553 tons which averaged 1.415 oz Au/ton (diluted) .17 oz Ag/ton, and .15% Cu.  700 lb test sample of vein material averaged 1.415 oz Au/ton (5 labs).  Vein exposed for over 550 ft strike-length.  Systematic channel sampling yields grades of > 0.40 oz Au/ton across widths of 20-30 inches over 370 ft length.

1985-87	Ramardo/Red Lake Sun Valley Resources	Mag, VLF-EM surveys, I.P. surveys (both gradient and dipole-dipole arrays), trenching, mapping, diamond drilling 7 holes/1800ft in South and North Gold Zones.
1987-88	Mines Vauquelin Ltee (5 claims)

Detailed mapping, Mag, I.P. surveys (dipole-dipole, x=25m, N=1 to 4) Diamond drilling (1987 12 holes/5639 ft) on iron formation, Main Gold Zone and New Copper Zone 1988 2 holes/630 ft.  Significant Copper values intersected in New Copper Zone of up to 1.32% Cu over 10.3m.

1987	Cambior	Aerodat airborne Mag-EM survey (Regional survey which covered north part of Denain Property).
1989-90	Ramardo/Red Lake	Additional diamond drilling.
1989-90	Sun Valley	Details unknown, work not filed.
1992	Venpar Resources Ltd	Evaluation Report by Yves Buro for Geotest Corporation.

Table 2:  Previous work – Denain Property

Venpar carried out a second program from 1985 to 1987 involving ground geophysical surveys, trenching and drilling, but no new gold mineralization was found.  Meanwhile, in 1987-88 Les mines Vauquelin Ltee carried out an integrated program on their five claim block involving detailed mapping, mag, I.P. surveys and drilling, again with a focus on the gold potential.  The iron formation horizon was tested for potential “Chimo-style” mineralization within the Main Zone, where one hole from 1981 had intersected 7.75 g/t Au over 2.1m, but no further ore-grade values were intersected.  The “New” Copper Zone was also tested as an auriferous shear zone target with only low-grade gold values obtained but very significant copper values of up to 1.32% Cu over 10.3m.  All 7 holes testing this occurrence have intersected anomalous copper averaging better than 0.3% Cu over widths of several metres.  None of the holes tested below depths of 100m and they zone remains open and unevaluated as a pure VMS prospect.

The only other significant historical work documented in the assessment files for the Denain property is an airborne geophysical survey (Aerodat) carried out by Cambior in 1987 over a broad area which included the Northwestern part of Denain Township.  Several conductors were detected within the felsic volcanic sequence covered by the Denain property, which do not appear to have been explained including one situated near the Main Gold Zone.  Regional INPUT surveys conducted by the Quebec government in the 1970’s and 1980 do not extend far enough south to cover the Denain Township.

Some additional drilling was apparently carried out on the Venpar property in early 1990, but this work was never filed with the government and the results are presently unavailable to the writer.

RECENT WORK

Avalon Ventures optioned the property on June 30 1995 and proceeded with the following exploratory work:

OCTOBER TO NOVEMBER 1995 – GEOPHYSICAL SURVEY AND GEOLOGICAL MAPPING/PROSPECTING

Electromagnetic (HEM and Pulse-EM) surveys conducted by Val-d’Or Geophysics. In total 15.1 line-km of HEM and 20.1 line-km of Pulse-EM surveys were completed. The surveys were designed to locate anomalies potentially caused by sulphide-rich zones as favourable hosts for base metal deposits. As part of their conclusions, Val d’Or geophysics states that the EM surveys executed on the Denain property detected one weak to moderate and a few weak HEM conductors, whereas no definite conductors were outlined by the Deepem and in-hole surveys. The presence of stringer to semi-massive mineralization on the property and the absence of corresponding strong EM response reveal the poor conductivity of this type of mineralization.

Geological mapping and prospecting program of the entire Denain property was also conducted in parallel to the geophysical surveys. The work was supervised by Robert J. Tremblay on behalf of Avalon Ventures and was particularly aimed at studying the geological environment in a broad area encompassing copper and gold showings.  It was concluded that further exploration work was required on the property, with a particular interest on the Main Gold Zone. Old drilling data needed be compiled and surveyed when possible in order to construct a longitudinal section of the Main Zone.

A surface grab sample taken on line 2+06E, 1+76N corresponding to the North Gold Zone also yielded an assay value of 13.79 g/t Au from a surface outcrop. No follow up work was recommended however on the North Gold Zone.

APRIL 1996 – SURFACE DIAMOND DRILLING PROGRAM

The drilling program consisted of 595 meters in five surface BQ sized diamond drill holes. The objective of the program was to drill test the New Copper (Leclerc) showing with one drill hole, the Main Gold Zone with 2 drill holes, and geophysical anomalies with 2 drill holes. The only favourable results came from the Main Gold Zone drilling.

Hole AVL-4-96 intersected gold bearing mineralization in a quartz rich sheared zone corresponding to the Main Gold Zone which yielded an assay value of 15.29 g/t Au over a core length of 0.35m with recorded free gold. Hole AVL-5-96 also intersected the Main Zone which returned an assay of 1.98 g/t Au over a core length of 0.60 m. It was strongly recommended by Robert J. Tremblay to proceed with further exploratory work consisting of surface stripping and diamond drilling on the North and Main Gold Zones.

MAY TO SEPTEMBER 1996 – TRENCH MAPPING AND DRILL HOLE COMPILATION PROGRAM

From May to September 1996, Avalon Ventures completed a follow-up work program consisting of additional line cutting, a search for all past drill collars, a drill hole compilation, magnetometer and VLF-EM surveys, and a detailed geological mapping of of the Main Gold Zone showing area. The objective was to confirm and compile all of the available data on the Main Gold Zone showing, to re-interpret the structural and geological controls of the gold mineralization and to generate new drilling targets. Recommendations included a diamond drilling program to test the horizontal and vertical extents along with grade continuity of the Main Gold Zone.

NOVEMBER TO DECEMBER 1996 – SURFACE DIAMOND DRILLING

During the fall of 1996, Avalon Ventures completed a follow-up program on the Main Gold Zone which consisted of 16 NQ sized diamond drill holes for a total of 1408 meters.

The Main Gold Zone was traced by drilling over a strike length of 125 meters and to a depth of 50 meters. Positive results were obtained from the drilling campaign which successfully intersected the mineralized zone. A high grade section was intersected between lines 1+25E and 1+75E which yielded 10.3 g/t Au over 0.7m (true width) and 31.10 g/t Au over 1.1 m. The following table illustrates the better results obtained:

Drill Hole	Interval Start	Interval End	Interval Length	Au g/t	Cu %
AVL-6-1996 Average	38.10m 38.45m 38.10m	38.45m 39.85m 39.85m	0.35m 1.10m 1.75m	12.13 1.15 3.30	4.30 0.09 0.90
AVL-7-1996 Average	65.45m 66.00m 65.45m	66.00m 67.00m 67.00m	0.55m 1.00m 1.55m	23.55 0.23 8.50	1.36 0.52 0.80
AVL-8-1996 Average	32.63m 33.33m 33.83m 32.63m	33.33m 33.83m 34.33m 34.33m	0.70m 0.50m 0.50m 1.70m	20.40 68.20 8.98 31.10	2.20 1.22 2.60 2.02
AVL-9-1996	69.00m	69.30m	0.30m	0.21	0.80
AVL-10-1996 Average	33.50m 33.86m 33.50m	33.86m 34.36m 34.36m	0.36m 0.50m 0.86m	1.89 48.60 29.00	0.10 1.16 0.70
AVL-11-1996	64.50m	65.50m	1.00m	0.95	0.20
AVL-12-1196	28.88m	29.93m	1.05m	10.29	0.90
AVL-13-1996	63.60m	64.20m	0.60m	6.10	0.20
AVL-14-1996	67.06	67.51m	0.45m	1.81	0.10
AVL-15-1996	22.55m 61.54m	22.90m 63.09m	0.45m 1.55m	0.76 0.72	0.20 0.20
AVL-19-1996	30.48m 71.70m	32.03m 73.15m	1.55m 1.45m	1.14 0.70
AVL-21-1996	22.89m	24.39m	1.50m	1.02

Table 3: Best drilling intersections – Main Gold Zone 1996 drilling by Avalon

No further exploration work was conducted by Avalon and the Denain property. The falling gold prices at the time influenced Avalon to drop the option and not to pursue further work on the property which subsequently reverted back to the initial vendor, Leo Audet. On July 11th 2003, Rocmec purchased 100% of the Denain property interests from Leo Audet in exchange for 400 000 shares of the company.

WORK CONDUCTED BY ROCMEC

Following the acquisition of the Denain project, Rocmec immediately proceeded with the following exploration work:

2004

•

Complete digital compilation of all geological and drilling data on the property

•

Importation of all diamond drilling data into the Gemcom software, preparation of a complete set of updated geological cross sections, and subsequent mineral resource estimate.

•

Surface drilling of 6 twenty shallow definition drill holes (20 m each) on the Main Gold Zone( RMB-03-01 to 06) to obtain precise information of the true dip of the mineralized zone and 3 exploration holes on the North Zone (RMB-03-07 to 09).

•

The NQ sized drill core was not assayed since the mineralized samples were to be used for metallurgical test work.

•

Metallurgical test work was completed by Edmond St-Jean ing. (Report is appended at the back of this technical report).

•

Surface excavation work to completely expose the Main Zone.

•

Drilling of pilot holes on the Main Zone to prepare for thermal fragmentation extraction work.

Figure 3. Drilling of pilot holes on the Main Zone

Rocmec’s plan was to proceed with the surface excavation of a 4000 ton bulk sample using their exclusive Thermal Fragmentation extraction method. Although the surface extraction program of the mineralized zone was completed, the results of this work were never published. In all, Rocmec’s test work resulted in the extraction of 2200 tons of  combined ore and waste to expose the Main Zone, followed by the extraction of 273 tons of mineralized material using thermal fragmentation which yielded an average grade of 14.5 g/t Au.

2005 SURFACE DIAMOND DRILLING PROGRAM

From April to July 2005 Rocmec completed a seven hole, 1 110 meter surface diamond drilling campaign. The program was designed to verify the grade and continuity of the Main Zone at a vertical depth of 100 meters

While there are many good intersections from shallow surface drilling on this zone, there was very little geological information below the vertical depth of 50 meters.

Eventhough the Main zone has been exposed on surface for nearly 200 meters, the surface drilling conducted by Rocmec only intersected the zone in two of six holes (RMB-05-10 and 11) and  thus failed to intersect gold mineralization at depth. The seventh hole (RMB-05-16) was designed to test a subparallel gold lens south of the Main Zone.

The lower than expected assay results could be related to the fact that the hole intersected the given structures outside the limits of a possible plunge of gold mineralization since the Main Zone yielded strong near surface gold values vertically above the intersection.

Holes (EQ)	Easting (NAD 83)	Northing (NAD 83)	Easting (Local)	Northing (Local)	Bearing (°)	Dip (°)	Length (m)
RMB-05-10	343 438.85	5 316 295.47	100 E	20 S	180	-60	269.45
RMB-05-11	343 433.28	5 316 375.28	100 E	20 S	180	-75	213.35
RMB-05-12	343 485.94	5 316 338.86	150 E	60 S	180	-75	145.00
RMB-05-13	343 535.82	5 316 342.35	200 E	60 S	180	-65	150.00
RMB-05-14	343 461.00	5 316 337.13	125 E	60 S	180	-70	130.00
RMB-05-15	343 560.76	5 316 344.10	225 E	60 S	180	-65	130.30
RMB-05-16	343 494.31	5 316 219.16	150 E	180 S	180	-45	71.80
TOTAL	7 holes						1 109.90

Table 4 – 2005 Denain Surface Drilling Program

GEOLOGICAL SETTING

The following is a direct extract from a 1995 summary report prepared by Donald S Bubar, M.Sc. and president of Avalon Ventures; it provides an excellent overview of the Denain property geology:

“The Denain property is underlain mainly by volcanic and sedimentary rocks of the South-eastern Abitibi Greenstone belt, near their eastern termination at the Grenville Front.  The volcanic rocks consist of an assemblage of coarse rhyolitic fragmentals quartz-feldspar porphyry (both intrusive and extrusive), epiclastic sediments and water lain felsic tuffs.  Mafic to intermediate flow rocks are described as polymictic agglomerates which contain a variety of angular clasts of dominantly felsic composition including quartz porphyry and numerous sulphide-rich lithologies.  The matrix is moderately to strongly chloritized, suggestive of an overprint of hydrothermal alteration, and contains abundant fine chalcopyrite-pyrite disseminations and stringers.  These rocks are similar to felsic fragmental rocks occurring in Louvicourt Township which are host to significant volcanogenic massive sulphide mineralization, and are not unlike fragmental rocks of others VMS camps commonly referred to as “millrock”.

On the extreme southern part of the property, sedimentary rocks including greywackes and banded magnetite-bearing iron formation, lie adjacent to the volcanic assemblage.  The iron formation forms a marker horizon which has been displaced in a sinistral sense, some 1200 metres northwards on the east side of prominent north-south striking fault structure which transects the central part of the property.  This fault reportedly dips eastward and has brought high-grade metamorphic gneisses of the Grenville province into faulted contact with Abitibi greenstones on the southeast part of the property.

The volcanic and sedimentary rocks preserve a strong pervasive schistosity which strikes roughly 125° on the western part of the property, but swing to a more east-west strike approaching the N-S fault.  Inclination of the schistosity is sub-vertical to steeply north-dipping.  Minor folding of the schistosity and stretching of clasts in the agglomerates was observed by the author at several localities indicating a relatively high degree of strain and suggesting that the rocks may have undergone polyphase deformation.

Previous workers do not discuss polarity of the volcano-sedimentary sequence but one bedding symbol on the government compilation map indicates a north facing direction which is consistent with the younging direction interpreted from graded bedding observed in one outcrop near the North Gold Zone by the author.  However, local reversals of the overall young direction can be expected in folded terrain, and at this time, there is no unequivocal data on the overall polarity of the Denain township volcano-sedimentary sequence.”

DEPOSIT TYPES AND MINERALIZATION

GOLD MINERALIZATION

There are five known copper-gold showings on the Denain property.  These all occur within an area of approximately 800m x 800m on the south-central part of the property.  Three of these are dominantly gold occurrences (the North Gold Zone, Main Gold Zone and its west extension which consist of narrow dark grey smoky quartz veins typically containing from 5 to 20% combined pyrite and chalcopyrite but locally exceeding 50% and becoming essentially massive sulphide.  These veins were emplaced within fractures or late shears in the felsic volcanics developed parallel to the principal schistosity although some previous workers have interpreted the veins to represent a cherty exhalite horizon.

Figure 4. Main Zone: Gold bearing oxyde facies Iron Formation

The Main Gold Zone has been the most extensively studied and has been traced on surface over a total cumulative strike length of 170 meters but may, in fact, be continuous over a length exceeding 400 m if the vein intersected in the northeast corner of the Vauquelin claims represents the same structure.  Where exposed on the Venpar property, the vein averages 0.75 m in width and has been traced by drilling to depths of 165 m.  Systematic channel sampling has consistently yielded grades exceeding 13.0 g/t Au, including a 40 m length averaging 13.95 g/t Au (uncut) across an average width of 0.75 m and a 70 m length which assayed (uncut) 17.04 g/t Au over a width of 0.53 m.  Furthermore, one 10 m length of the vein, described as massive sulphides, averaged 48.0 g/t Au across an average width of 0.55 m, demonstrating that there are some very high-grade sections in this vein.

The vein in the North Gold Zone appears to be very similar geologically to the Main Gold Zone, but has been much less explored.  The best reported assays from drill holes in this zone include values of 7.2 g/t Au over 4.5 m and 5.83 g/t Au over 1.5 m.

COPPER MINERALIZATION

The second style of mineralization on the Denain property consists of stringer chalcopyrite in chloritized rhyolites and occurs in two showings on the southern part of the property; the South Copper Zone and the “New” Copper showing on the former Mines Vauquelin claims.  This mineralization is believed to be syn-volcanic hydrothermal in origin and representative of a feeder pipe to a volcanic exhalative massive sulphide system.  Significant gold and silver values occur with the copper but previous workers have not analyzed the mineralized material for zinc.  The two showings appear to lie along the same mineralized horizon which has apparently not been explored as a base metal volcanogenic massive sulphide prospect.  Previous drilling has produced some impressive copper assays in both zones as summarized in the two tables below, along with anomalous associated gold and silver values.

South Copper Showing		New Copper Showing
Hole	Assay/Core Length	Hole	Assay/Core Length
1	1.40% Cu/5.0 m 1.40% Cu/2.3 m 2.80% Cu/1.8 m	81-1	0.50% Cu/6.1m 0.42% Cu/9.6m 1.40% Cu/3.4m
6	0.94% Cu/3.3 m 1.05% Cu/7.3 m	81-2 81-3	0.37% Cu/17.3m 1.32% Cu/10.3m
8	0.68% Cu/5.0 m	81-4	0.79% Cu/2.1m

Table 5. Copper values from the Denain Property

The data from the South Copper Zone was reviewed in detail by SOQUEM in 1980 who calculated a near surface resource of 230,000 tons averaging 0.46% Cu and 0.145 oz AG/ton. This surface resource has not been reviewed by the author and should not be relied upon since it pre dates the implementation of National Instrument 43-101.  Deeper drilling below the near surface holes apparently produced negative results.  Insufficient drilling has been done in the New Copper showing to permit a resource calculation but the zone is definitely still open at depth as the deepest intersection (at less than 90m vertical depth) produced an average of 0.31% Cu over 11.0 m (Hole # 87-10).  None of the sulphide intersections in any of the old drill holes appears to have been analyzed for zinc.

The iron formation horizon on the southern and eastern parts of the property represents a third potential mineralized environment, as a similar iron formation bearing sedimentary horizon located 12 km along strike to the west, hosts the Chimo gold mine and a number of other significant gold occurrences.  However, the iron formation exposed on the Denain property appears to be mainly magnetite-bearing oxide facies rather than arsenopyrite-bearing sulfide-silicate facies with which the economically significant gold mineralization tends to be associated.  Limited drill-testing of the iron formations on the Vauquelin claims in 1987 produced no significant gold values.

DRILLING

The historical portion of the report provides information on the exploration diamond drilling conducted on the property by past companies.

A complete database of combined historical and recent diamond drilling data on the Denain Property was created by MRB & Associates on behalf of Rocmec Mining and subsequently incorporated into the Gemcom software.

In all the Denain database contains 75 diamond drill holes for a total of 7 805 m.

Figure 5. 3D Image of Denain Project

SAMPLING AND DATA VERIFICATION

None of the assessment or geological reports used as references in the preparation of this technical report provides reviews of the sampling or analytical methods used. In addition, quality control methods and security procedures are not discussed. This lack of information is believed to be related to the limited assessment requirements of the time as opposed to the lack of completeness from the company.

Prior to the acquisition of the Denain property in July 2003, the author supervized the sampling of the exposed Main Zone on behalf of Rocmec Mining Inc. This sampling was done using a rock hammer and should be considered as selective grab sampling. Very high grades over narrow widths were obtained from both properties:

Denain 2003 Selective grab sample results of the Main Zone at surface which displayed an average width of 0.50 m:

Section

g/t Au

150 E

22.00

175 E

31.70

220 E

7.67

The samples were collected by Yvan Garon, who was project supervisor for Rocmec.  The samples were assayed at the Bourlamaque laboratory facility in Val-d’Or QC using a standard 30 gram fire assay analytical method.

The author wishes to warn readers that these high grade values are selective grab samples which are not representative of the overall grade of the deposits. These results are a mere indication that the narrow quartz veins sampled at surface contain sections which carry high grade gold values.

MINERAL PROCESSING AND METALLURGICAL TESTING

The most recent metallurgical test work on Denain ore samples was commissioned by Donald Brisebois, President of Rocmec Mining Inc, and subsequently completed in August 2003 by Edmond St-Jean ing. The test work consisted mainly in gravimetric tests and conclusions drawn from the test work were that grinding the ore samples down to 30 mesh was not enough for optimum gold recoveries and that more grinding would be required. A second report was also prepared by M. St-Jean dated June 2004, in which he concludes that direct cyanidation of the Denain ore would yield gold recoveries superior to 91%. M. St-Jean goes on to state that the flotation of the cyanide rejects could also increase gold recoveries. Both reports (in French) have been appended at the back of this technical report.

MINERAL RESOURCE AND MINERAL RESERVE ESTIMATES

The following definitions were applied in the re-classification of the Denain and Lac Rose mineral resource evaluations in order to comply with National Instrument 43-101.

Resource

Resource: means a deposit or concentration of a natural, solid, inorganic or fossilized organic substance, other than natural ground water, petroleum, natural gas, bitumen or related hydrocarbons, in such quantity and at such a grade or quality that extraction of the material at a profit is currently or potentially possible.  Resources are categorized as follows on basis of the degree of confidence in the estimate of quantity and grade of the deposit.

Inferred Resource

Inferred resource: means the estimated quantity and grade of a deposit, or a part thereof, that is determined on the basis of limited sampling, but for which there is sufficient geological information and a reasonable understanding of the continuity and distribution of metal values to outline a deposit of potential economic merit.

Indicated resource

Indicated resource: means the estimated quantity and grade of that part of a deposit for which the continuity of grade, together with the extent and shape, are so established that a reliable estimate of grade and tonnage can be made.

Measured resource

Measured resource: means the estimated quantity and grade of that part of a deposit for which the size, configuration and grade have been well established by observation and sampling of outcrops, drill holes, trenches and mine workings.

Reserve

Reserve: means that part of a resource which can be legally mined at a profit under specified economic conditions that are generally accepted by the mining industry as reasonable under current economic conditions, demonstrated by at least a preliminary feasibility study based on measured resources and indicated resources only.  Reserves are categorized as follows on the basis of the degree of confidence in the estimate of the quantity and grade of the deposit.

Proven reserve

Proven reserve: means, for the part of a deposit which is being mined or developed or which is the subject of a mining plan, the estimated quantity and grade of that part of a measured resource for which the size, grade and distribution of values, together with technical and economic factors, are so well established that there is the highest degree of confidence in the estimate.

Probable reserve

Probable reserve: means the estimated quantity and grade of that part of a measured or indicated resource for which the economic viability has been demonstrated by adequate information on engineering, operating and economic factors, with sufficient accuracy to be used as a basis for decisions on further development and significant capital expenditures.

PARAMETERS USED IN THE DENAIN AND LAC ROSE STUDIES

The Mineral Resource estimate performed on the Denain project was done by using the polygonal method from a longitudinal section. Total volumes were estimated from polygons drawn in at ore grade intersections and linked together when possible. The proximity method was used to classify resources into the measured and indicated categories. The measured and indicated resources were calculated down to a vertical depth of 50 m. while the inferred resource extends down to a vertical depth of 200 m.

The general parameters used for the resource calculation are the following:

Density (specific gravity) =

2.90 tonnes per cubic meter

Minimum cut-off grade=

3.43 g/t Au

High Assay Cutting Value=

34.289 g/t Au

Minimum Mining Width=

0.10 m (using thermal fragmentation extraction method)

Internal Dilution=

none

Price of metals at time of report: Gold 586 $US

RESULTS OF THE STUDY

Resources were tabulated and classified in conformity with NI 43-101 standards. The mineral resources derived from this study stand at:

Zone	Cut Off (Au g/t)	Resource Category	Metric Tonnes	Au g/t	Oz Au
Main Gold Zone	3.50	Measured Resource	13 050	6.79	2 850
		Indicated Resource	39 150	5.34	6 720
		Sub-Total	52 200	5.70	9 570
		Inferred Resource	104 000	9.29	31 185

Table 6: Mineral Resources – Denain Project

INTERPRETATION AND CONCLUSION

The Denain property still holds excellent potential for the discovery of additional gold and copper mineralization.

GOLD MINERALIZATION

Even though the Main Zone can be followed for close to 200 meters on surface, the most recent surface drilling work has demonstrated that the Main Zone does not appear to continue vertically underneath the stripped area. A number of flat lying faults were observed to occur in the general area which was drilled and there could have been a north south displacement of the Main Zone. Furthermore, a junction of several fault structures could have created a plunge axis to the mineralization. Data manipulation of the Gemcom drill hole database should be done in an attempt to outline such plunge axis.

A geophysical IP anomaly, interpreted as being the western extension of the Main Zone has only been partially tested by 1981 surface drilling work, and should be further evaluated by incorporating the possible plunge of mineralization model generated in a Gemcom study.

COPPER MINERALIZATION

In light of the recent increase in copper prices (3.40 $Us/lb per lb at the time of this report), the South Copper Zone and the “New” Copper showing on the former Mines Vauquelin claims should be further evaluated. This copper mineralization is believed to be syn-volcanic hydrothermal in origin and representative of a feeder pipe to a volcanic exhalative massive sulphide system.  Significant gold and silver values occur with the copper but previous workers have not analyzed the mineralized material for zinc.  The two showings appear to lie along the same mineralized horizon which has apparently not been explored as a base metal volcanogenic massive sulphide prospect.  Previous drilling has produced some impressive copper assays in both zones as summarized in the two tables below, along with anomalous associated gold and silver values.

The data from the South Copper Zone was reviewed in detail by SOQUEM in 1980 who calculated a near surface resource of 230,000 tons averaging 0.46% Cu and 0.145 oz AG/ton. This surface resource has not been reviewed by the author and should not be relied upon since it pre dates the implementation of National Instrument 43-101.  Deeper drilling below the near surface holes apparently produced negative results.  Insufficient drilling has been done in the New Copper showing to permit a resource calculation but the zone is definitely still open at depth as the deepest intersection (at less than 90m vertical depth) produced an average of 0.31% Cu over 11.0 m (Hole # 87-10).  None of the sulphide intersections in any of the old drill holes appears to have been analyzed for zinc.

Finally, considering the fact that both gold and copper zones found on surface are closely associated with high sulfide content the property should be subjected to a thorough ground geophysical survey. Geophysical surveys have greatly evolved in the last few years and are now able to detect electromagnetic conductive bodies at great depths.

The Infinitem time domain electromagnetic method is capable of depths of investigation of more than 400 metres, regardless of overburden conditions. The author recommends that this type of survey be applied to the immediate area encompassing the two copper showings, the Main Zone and the North and South Zones.

RECOMMENDATIONS

Based on the above-mentioned conclusions, it is recommended to pursue the following exploration work on the Denain property:

MAIN ZONE

•

Surface diamond drilling of western extension of Main Zone (IP anomaly)

•

Surface diamond drilling to test steep westerly plunge of gold mineralization.

NORTH ZONE

•

Mechanical stripping work to better expose zone and carry out mapping and sampling program

•

Surface diamond drilling to test exposed zone at depth

COPPER ZONES

•

Completion of Infinitem ground geophysical survey over entire property

•

Surface diamond drilling of targets generated by geophysical survey

BUDGET

MAIN GOLD ZONE
Surface diamond drilling of western extension of Main Zone (1500 meters @ $125/m – incl. technical support and assays)	$187,500

Surface diamond drilling to test steep westerly plunge (750 meters @ $125/m – incl. technical support and assays)	$93,750

Contingency (15%)	$40,000

Total:	$321,250

NORTH GOLD ZONE
Mechanical Stripping work	$10,000

Technical support (mapping, sampling, assays)	$10,000

Follow up surface diamond drilling (500 m @ $125 per m)	$62,500

Contingency (15%)	$9,500

Total:	$92,000

COPPER ZONES

Infinitem survey: 10 kilometres at $ 1950/ kilometre	$19,500

Surface diamond drilling of anomalies: (2500 meters@ 125$/m – incl. technical support and assays)	$312,500

Contingency (15%)	$50,000

Total:	$382,000

Grand Total	$795,250

REFERENCES

Bubar, Donald

Summary Report and Proposed Exploration Program Denain Property, September 12, 1995

Tremblay, R.

Report on the Fall 1996 Diamond Drilling Program, Denain Township, April 5th 1995

Tremblay, R.

Report on the Summer 1996 Trench Mapping and Drill hole Compilation Program, Denain Township, October 31st 1996

AUTHOR’S CERTIFICATE OF QUALIFICATION

I, Martin Bourgoin, P.Geo., residing at 552 rue des Joncs, Val-d’Or, Québec do hereby certify that:

1.

I am President and Director General of MRB & Associates, a Val-d’Or based mineral consulting group;

2.

I am a graduate of The University of New Brunswick, Fredericton, New Brunswick where I obtained a B.Sc. in Geology in 1985. I am a graduate geologist with over twenty one years of experience in mining and exploration.  My career has steadily progressed with the completion of exploration and mining programs for gold, base metals, tin, tungsten, manganese, diamonds, and uranium.  This experience has been gained with several mining companies in various areas of Eastern and Central Canada, as well as in the Arctic;

3.

I am a geological consultant currently licensed by the Ordre des géologues du Québec (License No. 479) and a member of the AEMQ and PDA;

4.

I am responsible for all sections of this report entitled “Technical Report on the Denain Mineral Property”, prepared for Ressources Autanabi Inc. and Enviro-Tech Ltd. (the “Report”);

5.

I visited the Denain Property several times during 2004 and 2005. The date of my last visit dates back to July 2005. I personally supervised all exploration work conducted by the last project operator (Rocmec Mining Inc.) between the years 2003 and 2005.

6.  To the best of my knowledge, information and belief, the report contains all scientific and technical information that is required to be disclosed to make the technical report not misleading.  Furthermore I am not aware of any material fact or material change with respect to the subject matter of the Report that is not reflected in the Report, the omission of which would make the Report misleading;

7.

I am a qualified person as defined in National Instrument 43-101-Standards of Disclosure for Mineral Properties (“NI 43-101”);

8.

I have read NI 43-101 and Form 43-101F1 and the Report has been prepared in compliance therewith;

9.

I am independent of Ressources Autanabi Inc. and Enviro-Tech Ltd., applying all the tests in section 1.4 of NI 43-101.

DATED this 27th Day of September, 2006

        Per: (s) “Martin Bourgoin”

  ___________________________________

(Signed) Martin Bourgoin, B.Sc., P.Geo.